CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated November 6, 2014 but effective as of April 1, 2014, is entered into by Cancer Genetics, Inc., a Delaware corporation with its principal place of business at 201 State Route 17, Rutherford, New Jersey 07070 (the “Company”), and Equity Dynamics, Inc. (the “Consultant”).

WHEREAS, the Consultant had been providing certain consulting services to the Company pursuant to a Consulting Agreement dated August 1, 2010 which terminated as of March 31, 2014;

WHEREAS, the parties desire to re-institute that agreement in light of the continuing services that have been and are anticipated to be provided by the Consultant;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Company and the Consultant hereby agree as follows:

1.
Consulting Services. The Company hereby retains the Consultant, and the Consultant hereby agrees, to provide to the Company consulting and advisory services (the “Services”) related to the Company financing strategies, including on-going assistance with financing contacts, and other business consulting requirements as they arise.

2.
Compensation. In consideration for the Services, the Company hereby agrees to pay the Consultant a $10,000 retainer each month for Services rendered commencing as of the effective date of this Agreement. In addition, the Company will reimburse the Consultant for all reasonable expenses incurred in connection with the Services provided.

3.	Termination. Either party may terminate this Agreement at any time without cause upon thirty (30) days’ notice to the other party.

4.
Freedom to Contract. Consultant represents and warrants that the Consultant (including its officers, directors, employees and affiliates) is not bound by any agreement or arrangement with or duty to any other person that would conflict with this Agreement.

5.	Confidential Information.

a.
Definition of Confidential Information. “Confidential Information” shall mean means all of the trade secrets, know-how, ideas, business plans, pricing information, the identity of and any information concerning customers or suppliers, computer programs (whether in source code or object code), procedures, processes, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company’s affiliates or customers, of which the Consultant may have acquired or developed knowledge or of which the Consultant may in the future acquire or develop knowledge of during the course of providing Services to the Company.

b.
Protection of Confidential Information. The Consultant (including its officers, directors, employees and affiliates) will use the Confidential Information only in the performance of the Services under this Agreement. Consultant (including its officers, directors, employees and affiliates) will not disclose the Confidential Information, directly or indirectly, at any time during or after the termination of this Agreement except to persons authorized by the Company to receive this information. The Consultant (including its officers, directors, employees and affiliates) will not use the Confidential Information, directly or indirectly, at any time during or after the termination of this Agreement, for the personal benefit of any of the officers, directors, employees or affiliates of the Consultant, for the benefit of the Consultant or any other person or entity, or in any manner adverse to the interests of the Company. Consultant (including its officers, directors, employees and affiliates) will take all action reasonably necessary to protect the Confidential Information from being disclosed to anyone other than persons authorized by the Company. The Consultant represents and warrants that Consultant has entered into agreements with its officers, directors, employees and affiliates which contain confidentiality obligations at least as protective of the Company’s Confidential Information as those contained herein.

c.
Return of Confidential Information. When this Agreement is terminated, Consultant will immediately return or destroy all materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium) containing, summarizing, abstracting or in any way relating to the Confidential Information.

6.
Indemnification. The Company shall indemnify the Consultant, its officers, directors and employees (the “Indemnified Parties”) against all judgments, fines, settlement payments and expenses, including reasonable attorneys’ fees, paid or incurred in connection with any claim, action, suit or proceeding, whether civil or criminal, to which an Indemnified Party be made a party or with which Consultant may be threatened by reason of his having been a Consultant to the Company. No indemnification shall be made hereunder (a) with respect to any such action, suit or proceeding where it shall be finally adjudicated that the Indemnified Party did not act in good faith and in the reasonable belief that his or her action was in the best interest of the Company or (b) as otherwise prohibited by law.

7.	Assignment. The rights and obligations under this Agreement may not be assigned or delegated by the Consultant.

8.
Amendment and Waiver. Neither this Agreement nor any term, covenant, condition or other provision hereof may be changed, waived or discharged except by an instrument in writing signed by the party against which enforcement of the change, waiver or discharge is sought.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

10.
Entire Agreement. This Agreement embodies the entire agreement between the Company and the Consultant, and, except as otherwise expressly provided herein, this Agreement shall not be affected by reference to any other document.

11.
Notices. Any notice required or permitted to be given under this Agreement shall be deemed delivered when given by registered or certified mail addressed to the party to whom such notice is give at the address of such party set forth above or at such address as such party may provide to the other in writing from time to time.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

EQUITY DYNAMICS, INC.

By: /s/ John Pappajohn

Name: John Pappajohn

Title: President/CEO

Date: November 6, 2014

CANCER GENETICS, INC.

By: /s/ Edward J. Sitar

Name: Edward J. Sitar

Title: CFO/Secretary

Date: November 6, 2014